================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                               (Amendment No. __)


                        First Cash Financial Services, Inc.
--------------------------------------------------------------------------------
                                (Name of issuer)


                     COMMON STOCK, per value $0.01 per share
--------------------------------------------------------------------------------
                         (Title of class of securities)


                                   31942D107
--------------------------------------------------------------------------------
                                 (CUSIP number)


                               February 14, 2002
--------------------------------------------------------------------------------
             (Date of event which requires filing of this statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          |_| Rule 13d-1(b)
          |X| Rule 13d-1(c)
          |_| Rule 13d-1(d)


                       (Continued on the following pages)


--------------------------------
     (1)The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

================================================================================

------------------------------    SCHEDULE 13G    ------------------------------
CUSIP No.  31942D107                                          Page 2 of 13 Pages
------------------------------                    ------------------------------
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     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             Prism Partners, L.P.
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
     3       SEC USE ONLY


--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             State of Delaware
--------------------------------------------------------------------------------
      NUMBER OF          5    SOLE VOTING POWER
        SHARES
     BENEFICIALLY             252,225 common stock
    OWNED BY EACH       --------------------------------------------------------
      REPORTING          6    SHARED VOTING POWER
        PERSON
         WITH                 None
                        --------------------------------------------------------
                         7    SOLE DISPOSITIVE POWER

                              252,225 common stock
                        --------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER

                              None
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           252,225 common stock
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             |_|
--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           2.9% common stock
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON *

           PN
================================================================================

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------    SCHEDULE 13G    ------------------------------
CUSIP No.  31942D107                                          Page 3 of 13 Pages
------------------------------                    ------------------------------
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     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             Delta Advisors LLC
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
     3       SEC USE ONLY


--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             State of Delaware
--------------------------------------------------------------------------------
      NUMBER OF          5    SOLE VOTING POWER
        SHARES
     BENEFICIALLY             None
    OWNED BY EACH       --------------------------------------------------------
      REPORTING          6    SHARED VOTING POWER
        PERSON
         WITH                 252,225 common stock
                        --------------------------------------------------------
                         7    SOLE DISPOSITIVE POWER

                              None
                        --------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER

                              252,225 common stock
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           252,225 common stock
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             |_|
--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           2.9% common stock
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON *

           CO
================================================================================

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------    SCHEDULE 13G    ------------------------------
CUSIP No.  31942D107                                          Page 4 of 13 Pages
------------------------------                    ------------------------------
--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             Delta Partners LLC
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
     3       SEC USE ONLY


--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             State of Delaware
--------------------------------------------------------------------------------
      NUMBER OF          5    SOLE VOTING POWER
        SHARES
     BENEFICIALLY             305,075 common stock
    OWNED BY EACH       --------------------------------------------------------
      REPORTING          6    SHARED VOTING POWER
        PERSON
         WITH                 None
                        --------------------------------------------------------
                         7    SOLE DISPOSITIVE POWER

                              305,075 common stock
                        --------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER

                              None
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           305,075 common stock
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             |_|
--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           3.5% common stock
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON *

           CO
================================================================================

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------    SCHEDULE 13G    ------------------------------
CUSIP No.  31942D107                                          Page 5 of 13 Pages
------------------------------                    ------------------------------
--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             Prism Offshore Fund Limited
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
     3       SEC USE ONLY


--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Cayman Islands
--------------------------------------------------------------------------------
      NUMBER OF          5    SOLE VOTING POWER
        SHARES
     BENEFICIALLY             305,075 common stock
    OWNED BY EACH       --------------------------------------------------------
      REPORTING          6    SHARED VOTING POWER
        PERSON
         WITH                 None
                        --------------------------------------------------------
                         7    SOLE DISPOSITIVE POWER

                              305,075 common stock
                        --------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER

                              None
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           305,075 common stock
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             |_|
--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           3.5% common stock
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON *

           CO
================================================================================

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------    SCHEDULE 13G    ------------------------------
CUSIP No.  31942D107                                          Page 6 of 13 Pages
------------------------------                    ------------------------------
--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             Charles Jobson
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
     3       SEC USE ONLY


--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Massachusetts
--------------------------------------------------------------------------------
      NUMBER OF          5    SOLE VOTING POWER
        SHARES
     BENEFICIALLY             557,300 common stock
    OWNED BY EACH       --------------------------------------------------------
      REPORTING          6    SHARED VOTING POWER
        PERSON
         WITH                 None
                        --------------------------------------------------------
                         7    SOLE DISPOSITIVE POWER

                              557,300 common stock
                        --------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER

                              None
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           557,300 common stock
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             |_|
--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           6.4% common stock
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON *

           IN
================================================================================

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------    SCHEDULE 13G    ------------------------------
CUSIP No.  31942D107                                          Page 7 of 13 Pages
------------------------------                    ------------------------------
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     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             Christopher Argyrople
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
     3       SEC USE ONLY


--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Massachusetts
--------------------------------------------------------------------------------
      NUMBER OF          5    SOLE VOTING POWER
        SHARES
     BENEFICIALLY             557,300 common stock
    OWNED BY EACH       --------------------------------------------------------
      REPORTING          6    SHARED VOTING POWER
        PERSON
         WITH                 None
                        --------------------------------------------------------
                         7    SOLE DISPOSITIVE POWER

                              557,300 common stock
                        --------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER

                              None
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           557,300 common stock
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             |_|
--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           6.4% common stock
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON *

           IN
================================================================================

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

                            STATEMENT ON SCHEDULE 13G


ITEM 1(a).  NAME OF ISSUER:

            First Cash Financial Services, Inc.

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            690 E Lamar Blvd, Ste. 400
            Arlington, TX 76011


ITEM 2(a).  NAMES OF PERSON FILING:

            Prism Partners, L.P., a Delaware Limited Partnership
            Delta Advisors LLC, a Delaware Limited Liability Company
            Delta Partners LLC, a Delaware Limited Liability Company
            Prism Offshore Fund Ltd., a Cayman Islands Corporation (Mutual Fund) Charles Jobson, United States Citizen
            Christopher Argyrople, United States Citizen


ITEM 2(b).  BUSINESS MAILING ADDRESS FOR EACH PERSON FILING:

            Each of the reporting persons & entities has a business address of:

            One Financial Center, Suite 1600
            Boston, MA 02111


ITEM 2(c).  CITIZENSHIP:

            Shown in item 2(a) above


ITEM 2(d).  TITLE OF CLASS OF SECURITIES:

            Common Stock, par value $0.01 per share


ITEM 2(E).  CUSIP NUMBER:

                                    31942D107


ITEM3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK
       WHETHER THE PERSON FILING IS A:

                                 Not Applicable

If this statement is filed pursuant to Rule 240,13d-1(c), check this box [x].

ITEM 4.  OWNERSHIP:

      PRISM PARTNERS LP
      (a) Amount Beneficially Owned:   252,225 common stock
                                     -------------------------------------------
      (b) Percent of Class:     2.9% common stock
                            ----------------------------------------------------
      (c) Number of shares as to which such person has:

          (i)  sole power to vote or to direct the vote:  252,225 common stock
                                                         -----------------------
          (ii) shared power to vote or to direct the vote:  None
                                                           ---------------------
          (iii)sole power to dispose or to direct the disposition of:  252,225 common stock
                                                                    ------------
          (iv) shared power to dispose or to direct the disposition of: None
                                                                       ---------

      DELTA ADVISORS LLC
      (a) Amount Beneficially Owned:   252,225 common stock
                                     -------------------------------------------
      (b) Percent of Class:     2.9% common stock
                            ----------------------------------------------------
      (c) Number of shares as to which such person has:

          (i)  sole power to vote or to direct the vote:  None
                                                         -----------------------
          (ii) shared power to vote or to direct the vote:  252,225 common stock
                                                           ---------------------
          (iii)sole power to dispose or to direct the disposition of:  None
                                                                     -----------
          (iv) shared power to dispose or to direct the disposition of: 252,225 common stock
                                                                   -------------

      DELTA PARTNERS LLC
      (a) Amount Beneficially Owned:   305,075 common stock
                                     -------------------------------------------
      (b) Percent of Class:     3.5% common stock
                            ----------------------------------------------------
      (c) Number of shares as to which such person has:

          (i)  sole power to vote or to direct the vote:   305,075 common stock
                                                         -----------------------
          (ii) shared power to vote or to direct the vote:  None
                                                           ---------------------
          (iii)sole power to dispose or to direct the disposition of: 305,075 common stock
                                                                    ------------
          (iv) shared power to dispose or to direct the disposition of: None
                                                                       ---------

      PRISM OFFSHORE FUND LTD.
      (a) Amount Beneficially Owned:   305,075 common stock
                                     -------------------------------------------
      (b) Percent of Class:     3.5% common stock
                            ----------------------------------------------------
      (c) Number of shares as to which such person has:

          (i)  sole power to vote or to direct the vote:   305,075 common stock
                                                         -----------------------
          (ii) shared power to vote or to direct the vote:  None
                                                           ---------------------
          (iii)sole power to dispose or to direct the disposition of: 305,075 common stock
                                                                    ------------
          (iv) shared power to dispose or to direct the disposition of: None
                                                                       ---------

      CHARLES JOBSON *
      (a) Amount Beneficially Owned:   557,300 common stock
                                     -------------------------------------------
      (b) Percent of Class:     6.4% common stock
                            ----------------------------------------------------
      (c) Number of shares as to which such person has:

          (i)  sole power to vote or to direct the vote:  557,300 common stock
                                                         -----------------------
          (ii) shared power to vote or to direct the vote:  None
                                                           ---------------------
          (iii)sole power to dispose or to direct the disposition of: 557,300 common stock
                                                                    ------------
          (iv) shared power to dispose or to direct the disposition of: None
                                                                       ---------



      CHRISTOPHER ARGYROPLE *
      (a) Amount Beneficially Owned:   557,300 common stock
                                     -------------------------------------------
      (b) Percent of Class:     6.4% common stock
                            ----------------------------------------------------
      (c) Number of shares as to which such person has:

          (i)  sole power to vote or to direct the vote:  557,300 common stock
                                                         -----------------------
          (ii) shared power to vote or to direct the vote:  None
                                                           ---------------------
          (iii)sole power to dispose or to direct the disposition of: 557,300 common stock
                                                                    ------------
          (iv) shared power to dispose or to direct the disposition of: None
                                                                       ---------

* Shares reported for Charles Jobson & Christopher Argyrople include shares beneficially owned by Prism Partners L.P. and Prism Offshore Limited.


Item 5.  Ownership of Five Percent or Less of a Class:

                                 Not Applicable

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

                                 Not Applicable


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

                                 Not Applicable


ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

                                 Not Applicable


ITEM 9.  NOTICE OF DISSOLUTION OF GROUP:

                                 Not Applicable


ITEM 10. CERTIFICATION:

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: February 14, 2002

                                          PRISM PARTNERS, L.P.
                                          By:  DELTA ADVISORS LLC
                                               its general partner
                                          By:  DELTA PARTNERS LLC
                                               its general partner
                                               /s/ Chris Argyrople
                                               ---------------------------------
                                               Chris Argyrople, Managing Member

                                          DELTA ADVISORS LLC
                                          By:  DELTA PARTNERS LLC,
                                               its general partner
                                          By:  /s/ Chris Argyrople
                                               ---------------------------------
                                               Chris Argyrople, Managing Member

                                          DELTA PARTNERS LLC
                                          By:  /s/ Chris Argyrople
                                               ---------------------------------
                                               Chris Argyrople, Managing Member

                                          PRISM OFFSHORE FUND LTD.
                                          By:  DELTA PARTNERS LLC
                                               its investment manager
                                               /s/ Chris Argyrople
                                               ---------------------------------
                                               Chris Argyrople, Managing Member

                                          CHARLES JOBSON
                                          By:  Charles Jobson
                                               ---------------------------------

                                          CHRISTOPHER ARGYROPLE
                                          By:  Christopher Argyrople
                                               ---------------------------------

                             JOINT FILING AGREEMENT


         In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Common Stock of First Cash Financial Services, Inc and further agree that this agreement be included as an exhibit to such filing. Each party to the agreement expressly authorizes each other party to file on its behalf any and all amendments to such statement. Each party to this agreement agrees that this joint filing agreement may be signed in counterparts.

         In evidence whereof, the undersigned have caused this Agreement to be executed on their behalf this 14th day of February 2002.

                                          PRISM PARTNERS, L.P.
                                          By:  DELTA ADVISORS LLC
                                               its general partner
                                          By:  DELTA PARTNERS LLC
                                               its general partner
                                               /s/ Chris Argyrople
                                               ---------------------------------
                                               Chris Argyrople, Managing Member

                                          DELTA ADVISORS LLC
                                          By:  DELTA PARTNERS LLC,
                                               its general partner
                                          By:  /s/ Chris Argyrople
                                               ---------------------------------
                                               Chris Argyrople, Managing Member

                                          DELTA PARTNERS LLC
                                          By:  /s/ Chris Argyrople
                                               ---------------------------------
                                               Chris Argyrople, Managing Member

                                          PRISM OFFSHORE FUND LTD.
                                          By:  DELTA PARTNERS LLC
                                               its investment manager
                                               /s/ Chris Argyrople
                                               ---------------------------------
                                               Chris Argyrople, Managing Member

                                          CHARLES JOBSON
                                          By:  Charles Jobson
                                               ---------------------------------

                                          CHRISTOPHER ARGYROPLE
                                          By:  Christopher Argyrople
                                               ---------------------------------